Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Tom Shaw, CFA Under Armour, Inc. Tel: 410.468.2512 x6363 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 36% AND DILUTED EPS GROWTH OF 64%; RAISES 2011 OUTLOOK

•	First Quarter Net Revenues Increased 36% to $312.7 Million

•	First Quarter Diluted EPS Increased 64% to $0.23

•	Company Raises 2011 Net Revenues Guidance to $1.37 Billion to $1.39 Billion (+29% to +31%)

•	Company Raises 2011 Operating Income Guidance to $149 Million to $153 Million (+33% to +36%)

Baltimore, MD (April 26, 2011) – Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2011. Net revenues increased 36% in the first quarter of 2011 to $312.7 million compared with net revenues of $229.4 million in the first quarter of 2010. Net income increased to $12.1 million in the first quarter of 2011 compared with $7.2 million in the prior year’s period. Diluted earnings per share for the first quarter of 2011 were $0.23 on weighted average common shares outstanding of 52.4 million compared with $0.14 per share on weighted average common shares outstanding of 50.9 million in the first quarter of the prior year.

First quarter apparel net revenues increased 34% to $230.5 million compared with $172.6 million in the same period of the prior year, driven by strength across each of the Men’s, Women’s, and Youth apparel businesses and the Company’s initial launch of Charged Cotton apparel. Direct-to-Consumer net revenues, which represented 20% of total net revenues for the first quarter, grew 53% year-over-year. First quarter footwear net revenues increased 20% to $51.4 million from $43.0 million in the prior year’s period. First quarter accessories net revenues increased 213% to $23.5 million from $7.5 million in the prior year’s period, primarily driven by the transition of our previously licensed hats and bags business in-house commencing January 2011.

Kevin Plank, President, CEO and Chairman of Under Armour, Inc., stated, “First quarter results underscore the substantial opportunities that remain in taking our Brand to new consumers. The launch of Charged Cotton to date shows that we can change category expectations, while broadening the overall market opportunity for the Brand. At the same time, we continue to see opportunities to better meet consumer demand through enhanced execution with our existing retail partners as well as through our own Direct-to-Consumer channel.”

Gross margin for the first quarter of 2011 was 46.4% compared with 46.9% in the prior year’s quarter primarily due to less favorable apparel product mix and footwear sourcing costs, partially offset by a higher percentage of revenue from our higher margin Direct-to-Consumer channel. Selling, general and administrative expenses as a percentage of net revenues were 39.6% in the first quarter of 2011 compared with 41.0% in the first quarter of 2010, primarily reflecting leverage of corporate services costs and an approximate $2 million shift of retail marketing spend into the second quarter. Reflecting this shift, marketing expense for the first quarter of 2011 was 13.3% of net revenues compared with 13.6% in the prior year’s quarter. For the first quarter, operating income grew 56% to $21.1 million compared with $13.6 million in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents decreased 33% to $110.8 million at March 31, 2011 compared with $166.0 million at March 31, 2010. The Company had no borrowings outstanding under its new $300 million revolving credit facility at March 31, 2011. Inventory at March 31, 2011 increased 68% to $248.6 million compared with $147.9 million at March 31, 2010, reflecting the Company’s efforts to better service anticipated consumer demand in 2011. Net accounts receivable increased 48% to $163.4 million at March 31, 2011 compared with $110.3 million at March 31, 2010, largely based on the timing of wholesale apparel shipments later in the first quarter.

Updated 2011 Outlook

The Company had previously anticipated 2011 net revenues in the range of $1.33 billion to $1.35 billion, representing growth of 25% to 27% over 2010, and 2011 operating income in the range of $143 million to $147 million, representing growth of 27% to 31% over 2010. Based on current visibility, the Company now expects 2011 net revenues in the range of $1.37 billion to $1.39 billion, representing growth of 29% to 31% over 2010, and 2011 operating income in the range of $149 million to $153 million, representing growth of 33% to 36% over 2010. The Company continues to expect an effective tax rate of approximately 40.0% for the full year compared to an effective tax rate of 37.1% for 2010. Finally, the company anticipates fully diluted weighted average shares outstanding of approximately 52.5 million to 52.7 million for 2011, slightly ahead of the prior range of 52.3 million to 52.5 million.

Mr. Plank concluded, “Our growth story remains strong, as demonstrated by the success we are seeing across both Apparel and Direct-to-Consumer. Our momentum into 2011 and beyond affords us the patience needed to let our Footwear investments develop and build foundations for long-term International success.”

Conference Call and Webcast

The Company will provide additional commentary regarding its first quarter results as well as provide an update on its 2011 outlook during its earnings conference call today, April 26th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Three Months Ended March 31, 2011 and 2010

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2011	% of Net Revenues	2010	% of Net Revenues
Net revenues	$312,699	100.0%	$229,407	100.0%
Cost of goods sold	167,648	53.6%	121,776	53.1%

Gross profit	145,051	46.4%	107,631	46.9%
Selling, general and administrative expenses	123,909	39.6%	94,047	41.0%

Income from operations	21,142	6.8%	13,584	5.9%
Interest expense, net	(579)	(0.2%)	(546)	(0.2%)
Other expense, net	(510)	(0.2%)	(685)	(0.3%)

Income before income taxes	20,053	6.4%	12,353	5.4%
Provision for income taxes	7,914	2.5%	5,183	2.3%

Net income	$12,139	3.9%	$7,170	3.1%

Net income available per common share
Basic	$0.24		$0.14
Diluted	$0.23		$0.14
Weighted average common shares outstanding
Basic	51,444		50,419
Diluted	52,386		50,913

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2011	2010	% Change
Apparel	$230,484	$172,636	33.5%
Footwear	51,436	42,958	19.7%
Accessories	23,537	7,518	213.1%

Total net sales	305,457	223,112	36.9%
Licensing revenues	7,242	6,295	15.0%

Total net revenues	$312,699	$229,407	36.3%

Under Armour, Inc.

As of March 31, 2011 and 2010

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/11	As of 12/31/10	As of 3/31/10
Assets
Cash and cash equivalents	$110,844	$203,870	$165,962
Accounts receivable, net	163,385	102,034	110,332
Inventories	248,614	215,355	147,865
Prepaid expenses and other current assets	19,298	19,326	11,697
Deferred income taxes	15,963	15,265	11,376

Total current assets	558,104	555,850	447,232
Property and equipment, net	80,298	76,127	74,539
Intangible assets, net	3,982	3,914	5,168
Deferred income taxes	21,041	21,275	16,950
Other long term assets	28,285	18,212	5,362

Total assets	$691,710	$675,378	$549,251

Liabilities and Stockholders’ Equity
Accounts payable	$88,678	$84,679	$68,586
Accrued expenses	38,473	55,138	30,817
Current maturities of long term debt	5,984	6,865	8,944
Current maturities of capital lease obligations	—	—	50
Other current liabilities	2,921	2,465	3,221

Total current liabilities	136,056	149,147	111,618
Long term debt, net of current maturities	7,660	9,077	8,921
Other long term liabilities	22,819	20,188	15,865

Total liabilities	166,535	178,412	136,404
Total stockholders’ equity	525,175	496,966	412,847

Total liabilities and stockholders’ equity	$691,710	$675,378	$549,251

Under Armour, Inc.

For the Three Months Ended March 31, 2011 and 2010

(Unaudited; in thousands)

	Three Months Ended 3/31/11	Three Months Ended 3/31/10
Cash flows from operating activities
Net income	$12,139	$7,170
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	8,613	7,597
Unrealized foreign currency exchange rate (gains) losses	(1,922)	3,490
Stock-based compensation	3,315	3,336
Loss on disposal of property and equipment	2	20
Deferred income taxes	63	(1,703)
Changes in reserves	(2,766)	(3,532)
Changes in operating assets and liabilities:
Accounts receivable	(56,566)	(34,566)
Inventories	(33,379)	1,700
Prepaid expenses and other assets	(1,860)	4,049
Accounts payable	3,563	(86)
Accrued expenses and other liabilities	(15,681)	(4,948)
Income taxes payable and receivable	(1,018)	5,697

Net cash used in operating activities	(85,497)	(11,776)

Cash flows from investing activities
Purchase of property and equipment	(10,846)	(7,154)
Purchase of trust-owned life insurance policies	(552)	(325)
Long term investment	(3,852)	—
Purchase of intangible asset	(601)	—

Net cash used in investing activities	(15,851)	(7,479)

Cash flows from financing activities
Payments on long term debt	(2,298)	(2,261)
Payments on capital lease obligations	—	(47)
Excess tax benefits from stock-based compensation arrangements	5,337	716
Payments of deferred financing costs	(1,562)	—
Proceeds from exercise of stock options and other stock issuances	6,826	889

Net cash provided by (used in) financing activities	8,303	(703)
Effect of exchange rate changes on cash and cash equivalents	19	(1,377)

Net decrease in cash and cash equivalents	(93,026)	(21,335)
Cash and cash equivalents
Beginning of period	203,870	187,297

End of period	$110,844	$165,962